As filed with the Securities and Exchange Commission on February 20, 1998
                                        Registration No. 33-


                     SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C.  20549

                                 FORM S-8
                          REGISTRATION STATEMENT
                                  UNDER
                        THE SECURITIES ACT OF 1933

                        BUTLER NATIONAL CORPORATION
          (Exact name of registrant as specified in its charter)

     Delaware                                                41-0834293
(State or other jurisdiction of                        (I.R.S. Employer
Incorporation or Organization)                       Identification No.)
1546 E. Spruce Rd.

                            Olathe, KS  66061
          (Address of Principal Executive Offices and zip code)

                             Consultant Agreement
                          (Full Title of the Plan)

                              Clark D. Stewart
                         Butler National Corporation
                            1546 E. Spruce Rd.
                            Olathe, KS  66061
                             (913) 780-9595
(Name, address, including zip code and telephone number of agent for service)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of
1933, check the following box.   [X]

                        CALCULATION OF REGISTRATION FEE


                                  Proposed        Proposed
Title of                          Maximum         Maximum
Securities         Amount         Offering        Aggregate    Amount of
to be              to be          Price per       Offering     Registration
Registered         Registered     Share(1)        Price(1)     Fee


Common Stock,      750,000        $.84375         $632,812     $186.68
$.01 par value

(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(a).

                                     PART I


     The documents containing information specified in this Part I are being separately provided to the Registrant's consultants as specified by Rule 428
(b) (1).


                                    PART II


Item 3.  Incorporation of Documents by Reference.

          The documents listed in paragraphs (a) through (c) below are hereby incorporated by reference in this Registration Statement. All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), prior to the filing of a post-effective amendment which indicates that all securities offered herein have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereto from the date of filing of such documents.

     (a) The Registrant's Annual Report on Form 10-K for the year ended April 30, 1997.

     (b) All other reports filed by Registrant pursuant to Sections 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the above-referenced Annual Report.

     (c) The Registrant's Registration Statement on Form 10 (Registration No. 0-1678-1) filed with the Commission on August 30, 1965.

Item 4.  Description of Securities

               Not applicable.

Item 5.  Interests of Named Experts and Counsel.

               Not applicable.

Item 6.  Indemnification of Directors and Officers.

               Under the Company's Restated Articles of Incorporation, Amended Bylaws and/or Delaware Corporation Act, each of the present and former directors and officers of the Company may be entitled to indemnification under certain circumstances from certain liabilities, claims and expenses arising from any threatened, pending or completed action, suit or proceeding (including any such action, suit or proceeding arising under the Securities act of 1933), to which they are made a party by reason of the fact that he or she is or was a director or officer of the Company. The Company does not carry any directors and officers insurance.

Item 7.  Exemption From Registration Claimed.

               Not applicable.

Item 8.  Exhibits

     Exhibit
     Numbers
      5(a)    Opinion of Bryan Cave LLP, legal counsel.

     10(a) Financial Consulting Agreement between the Company and Worldwide Corporate Finance, dated October 28, 1997.

     23(a)    Consent of Bryan Cave LLP (included in Exhibit 5.a).

     23(b)    Consent of Arthur Andersen LLP, independent public accountants.

Item 9.  Undertakings.

     The undersigned Registrant hereby undertakes:

     (1)To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

     (2)That, for the purpose of determining any liability under the Securities
     Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby undertakes that, for purposes of determining the liability under the Securities Act of 1933, each filing of the Registrant's Annual Report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant for expenses incurred or paid by a director, officer or controlling person of the Registrant in the unsuccessful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                               SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form s-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Olathe, State of Kansas, on this 17th day of February, 1998.

                                    BUTLER NATIONAL CORPORATION

                                    By:/S/Clark D. Stewart
                                    Clark D. Stewart
                                    President and Chief Executive Officer

                              POWER OF ATTORNEY

     The undersigned officers and directors of Butler National Corporation hereby constitute and appoint Clark D. Stewart and Edward J. Matukewicz or either of them, with power to act one without the other, our true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for us and in our stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement and all documents relating thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing necessary or advisable to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                   Title                            Date


/S/Clark D. Stewart         President and Chief Executive    February 17, 1998
Clark D. Stewart            Officer and Director (Principal
                            Executive Officer)


/S/Edward J. Matukewicz     Treasurer and Chief Financial    February 17, 1998
Edward J. Matukewicz        Officer (Principal Financial
                            and Accounting Officer)


/S/R. Warren Wagoner        Director                         February 17, 1998
R. Warren Wagoner


/S/William A. Griffith      Director                         February 17, 1998
William A. Griffith


/S/William E. Logan         Director                         February 17, 1998
William E. Logan


/S/David B. Hayden          Director                         February 17, 1998
David B. Hayden

The remainder of this page is intended to be blank.

EXHIBIT INDEX


Exhibit
Number

 5(a)   Opinion of Bryan Cave LLP.

10(a) Financial Consulting Agreement between the Company and Worldwide Corporate Finance, dated October 28, 1997.

23(a)   Consent of Bryan Cave LLP (included in Exhibit 5.a).

23(b)   Consent of Arthur Andersen LLP.

                               PROSPECTUS

                             750,000 Shares
                              Common Stock


                        BUTLER NATIONAL CORPORATION


                           CONSULTANT AGREEMENT

                           ____________________


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                           _____________________


This Prospectus relates to 750,000 shares of Common Stock of Butler National
 Corporation, a Delaware corporation (the "Company"), subject to an agreement (the "Agreement") entered into by and between the Company and a consulting firm (a "Consultant").

     Consultants who are affiliates of the Company, as such term is defined in Rule 504 promulgated under the Securities Act of 1933, as amended (the "Securities Act"), may not resell under this Prospectus shares of the Company's Common Stock received pursuant to the Agreements. Any other Consultants, however, may from time to time sell, without restrictions, shares of the Common Stock received pursuant to such Agreements.

     THIS DOCUMENT CONSTITUTES PART OF A PROSPECTUS COVERING SECURITIES THAT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT.

The date of this Prospectus is February 20, 1998.

     The Company hereby undertakes to provide to each person to whom this Prospectus is delivered, without charge, upon written or oral request of such person, a copy of any and all documents required to be delivered pursuant to Rule 428(b) under the Securities Act and a copy of any or all of the other documents that have been incorporated by reference in the Registration Statement on Form S-8, covering the shares of Common Stock under the Agreements, filed with the Securities and Exchange Commission concurrently herewith. Those documents are herein incorporated by reference and may be obtained by contacting Edward J. Matukewicz, Treasurer, Butler National Corporation, 1546 East Spruce Road, Olathe, Kansas 66061, telephone number
(913) 780-9595.

TABLE OF CONTENTS


                                                                       Page

Introduction...........................................................  3

Description of the Agreement.........................................  3-4







     No person has been authorized to give any information or to make any representation, other than those contained in this Prospectus, in connection with the Agreements described in this Prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offering in any State in which such offering may not lawfully be made.

                              INTRODUCTION


     The Prospectus relates to 750,000 shares of Common Stock of the Company issuable under the Financial Consulting Agreement (the "Agreement") dated October 28, 1997, entered into by and between the Company and Worldwide Corporate Finance, a California corporation ("WCF"). A Registration Statement on Form S-8 (the "Registration Statement") with respect to such shares of Common Stock has been filed with the Securities and Exchange Commission concurrently herewith. This Prospectus, which forms a part of such Registration Statement, sets forth information concerning the Agreement and the Company and is being distributed to Consultant pursuant to the Securities Act.

     The Company's principal executive offices are located at 1546 East Spruce Road, Olathe, Kansas 66061, telephone number (913) 780-9595.

                      DESCRIPTION OF THE AGREEMENT

     Description of the Agreement The Agreement provides for the issuance of two hundred fifty thousand (250,000) shares of the Company's Common Stock valued at Ninety Cents ($0.90) per share in lieu of cash consideration for performance of certain consulting services and the exercise of the following
options under the Agreement.   WCF is granted the option to purchase one
hundred thousand (100,000) shares of the Company's Common Stock at One dollar ($1.00) per share; one hundred thousand (100,000) shares of the Company's Common Stock at One Dollar Fifteen Cents ($1.15) per share; one hundred thousand (100,000) shares of the Company's Common Stock at One Dollar Thirty Cents ($1.30) per share; one hundred thousand (100,000) shares of the Company's Common Stock at One Dollar Forty-Five Cents ($1.45) per share; and one hundred thousand (100,000) shares of the Company's Common Stock at One dollar Seventy-Five Cents ($1.75) per share. The options at One Dollar ($1.00) and One Dollar Fifteen Cents ($1.15) are exercisable until April 30, 1998. The options at One Dollar Thirty Cents ($1.30), One Dollar Forty-Five Cents ($1.45), and One Dollar Seventy-Five Cents ($1.75) are exercisable until October 28, 1998. The services to be provided by WCF under the Agreement include acting as liaison for the Company with respect to any investment bankers, institutional investors, selling agents and/or broker-dealers utilized by the Company, engaging market makers for the Company's traded securities and supervising shareholder and investor relations.

     Termination of the Agreement.  The Agreement terminates on October 28,
1998.

     Administration of the Agreements. The Agreement is administered by the Chief Executive Officer of the Company. The officers are elected by the Company's Board of Directors and serve at the discretion of the Board, until their respective successors are elected and qualify. Such officers have the authority to construe and interpret any of the provisions of the Agreements.

     Material Relationships. Other than as disclosed herein, such officers and directors of the Company have no material relationships with the Company, its employees, or its affiliates.

     ERISA. The Agreements and the Common Stock issuable thereunder are not subject to the Employee Retirement Income Security Act of 1974 ("ERISA").

     Source For Securities Covered By the Agreements. The shares subject to the Agreements will be newly issued shares of Common Stock issued by the Company and are not expected to be purchased in the open market.

     Restrictions on Transfer of Stock. Common Stock issued pursuant to the Agreements may be sold, assigned, gifted, pledged, hypothecated, encumbered or otherwise transferred or alienated in any manner by the holder(s) thereof, subject however to such other restrictions as may be contained in the Agreements and also subject to compliance with any applicable federal, state or other local law, regulation or rule governing the sale or transfer of stock or securities.

     Affiliates of the Company may not sell shares of Common Stock acquired pursuant to this Prospectus unless such shares have been registered under the Securities Act by the Company for resale by Affiliates or an exemption for such registration is available. Rule 144, promulgated under the Securities Act, which contains limitations on the manner of sale and the amount of shares that may be sold, provides an exemption from registration under the Securities Act.

Tax Effect of Agreements

     The Company has not investigated the tax implications of the Agreements to the persons who acquire Common Stock thereunder. Consultants who receive Common Stock should consult their own tax advisors as to the tax consequences to them. No representations regarding any such tax consequences are made by the Company.